Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our report dated December 17, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Report to Shareholders of the TS&W International Equity Portfolio, a portfolio of the Advisors’ Inner Circle Fund, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Prospectus/Proxy Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
December 17, 2010